Exhibit 10.5
LEASE TERMINATION AGREEMENT

    THIS LEASE TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of the 16th day of July, 2020, by and between DURHAM HOPSON, LLC, a Delaware limited liability company, (as successor-in-interest to Durham Hopson Road, LLC) hereinafter called “Landlord”; and NOVAN, INC., a Delaware corporation, hereinafter called “Tenant”.

STATEMENT OF PURPOSE

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated August 17, 2015, as amended by that First Amendment to Lease dated January 6, 2016, and as amended by that Second Amendment to Lease dated September 12, 2016 (collectively, the “Lease”), covering approximately 51,350 rentable square feet (the “Premises”) in that certain office building located at 4105 Hopson Road, Durham, North Carolina (the “Building”).
B.WHEREAS, Kriya Therapeutics, Inc., a Delaware corporation (“Kriya”) and Landlord are entering into a lease (the “Kriya Lease”) for the Premises in the Building whereby such lease shall be effective upon the date Landlord delivers the Premises to Kriya.
C.WHEREAS, Tenant and Kriya are entering into a sublease agreement (and Landlord is consenting to such sublease) (the “Kriya Sublease”) effective upon the effectiveness of this Termination Agreement where Tenant subleases a portion of the Building from Kriya.
    WHEREAS, Landlord and Tenant now desire to terminate the Lease in accordance with the terms hereinafter provided.

    NOW, THEREFORE, in consideration of the statement of purpose, the mutual covenants contained herein and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Termination of Lease. Landlord and Tenant hereby agree that in exchange for a fee payable by Tenant to Landlord of Six Hundred Thousand and No/100 Dollars ($600,000.00) (the “Termination Fee”) which shall be due when Tenant returns this Termination Agreement to Landlord, and for Tenant’s agreement to vacate the Premises (except as otherwise set forth in the Kriya Sublease) on the “Commencement Date” of the Kriya Lease (the “Termination Date”), the Lease shall be terminated effective as of such Termination Date and thereafter, Tenant shall have (x) no further right to occupy or possess the Premises under the Lease and (y) no further obligation under the Lease with respect to the Premises. The Termination Fee shall be paid as set forth in Section 6 of this Termination Agreement with the balance of such Termination Fee ($60,828.00) being paid in cash upon Tenant’s delivery of an executed copy of this Termination Agreement to Landlord. Landlord and Tenant each expressly acknowledges and agrees that the Lease and all of the parties’ right, title and interest thereunder and any estate created thereby shall be deemed terminated effective on the Termination Date so long as the parties comply with this Termination Agreement. Until the Termination Date, Landlord and Tenant shall each continue to perform their respective duties and obligations under the Lease. On or before the

Termination Date and except as otherwise set forth in the Kriya Sublease, Tenant shall decommission the Premises, comply with the requirements under Sections 15.1, 15.2, and 15.3 of the Lease, and deliver to Landlord all keys to the Premises and any other means of access. In accordance with Section 3.1 of the Lease, the parties hereby acknowledge and agree that if the Termination Date occurs on a date that is not the first day of a month then any Rent paid for the fractional portion of such month after the Termination Date shall be promptly refunded to Tenant based on a daily rate for such month.

2.    Condition Precedent. This Termination Agreement and all obligations of Tenant and Landlord hereunder are contingent upon the mutual execution and delivery of (a) the Kriya Lease, (b) the Kriya Sublease, and both such agreements are also contingent upon the mutual execution and delivery of this Termination Agreement.

3.    Release. So long as Tenant complies with its obligations set forth in the Lease (except as otherwise set forth in this Termination Agreement) prior to and until the Termination Date and as set forth in this Termination Agreement, (a) Landlord, for itself and its successors and assigns, does hereby release and discharge Tenant, its employees, agents and officers from all claims, costs, actions and causes of action arising out of or related to the Lease and/or Tenant’s use of the Premises prior to the Termination Date, but Landlord does not release Tenant from any potential liability that may arise during Tenant’s occupancy of a portion of the Premises after the Termination Date pursuant to the Kriya Sublease and (b) Tenant shall not have any further monetary liability or obligations (i) under the Lease and/or (ii) except as otherwise set forth in the Kriya Sublease, in respect of the Premises, all from and after the Termination Date except as otherwise stated herein. Notwithstanding anything else contained in this Termination Agreement, Tenant shall be responsible for any payment due to Landlord as the result of a reconciliation of common area maintenance expenses, taxes and insurance costs related to the Building under the Lease at the end of calendar year in which the Termination Date occurs. For clarity, any balance in Tenant’s favor held by Landlord at the end of calendar year in which the Termination Date occurs shall be reimbursed to Tenant within sixty (60) days after Landlord conducts a reconciliation of such calendar year. Following the Termination Date, Tenant, for itself and its successors and assigns, does hereby release and discharge Landlord, its employees, agents, officers and successors and assigns from all claims, costs, actions and causes of action arising out of or related to the Lease and/or the Premises from and after the Termination Date. Notwithstanding anything contained herein, in no event shall this Termination Agreement limit Tenant’s liability under Applicable Law regarding Tenant’s use of Hazardous Materials at the Building at any time before or after the Termination Date.

4.    Representations and Warranties of Tenant. Tenant has a valid leasehold interest in the Premises granted by the Lease and has not assigned or encumbered its leasehold interest, subleased the Premises nor granted a security interest in its leasehold interest that is the subject of the Lease; and Tenant certifies that there are no tenants or other persons or entities having a right to possession of the Premises or any portion thereof under the Lease after Tenant vacates the Premises (except as otherwise set forth in the Kriya Sublease).

5.    Expenses. In the event that Tenant defaults under any of its obligations set forth above and fails to remedy such default within ten (10) business days after receipt of written notice thereof, Landlord shall be entitled to employ all rights and remedies available to it for enforcement of such obligations, and Tenant shall be responsible for paying all reasonable documented out-of-pocket costs and expenses of the Landlord, including reasonable attorneys’ fees in enforcing the obligations of Tenant hereunder.

6.    Security Deposit. Landlord represents and warrants that the L/C Security (as defined in the Lease) is in the amount of Five Hundred Thirty Nine Thousand One Hundred Seventy Two and No/100 Dollars ($539,172.00) (the “Security Deposit”). Landlord and Tenant hereby agree that Tenant shall forfeit the entirety of the Security Deposit as Tenant’s partial payment of the Termination Fee under Section 1 of this Termination Agreement, provided, however, applying the Security Deposit toward the Termination Fee in no event releases Tenant from any applicable obligation under the Lease.

7.    Benefits and Binding Effect. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.    Counterparts/Signatures. This Termination Agreement may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Termination Agreement had been delivered. Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Termination Agreement based on the foregoing forms of signature.

9.    Miscellaneous. This Termination Agreement shall become effective only upon full execution and delivery of this Termination Agreement by Landlord and Tenant and the satisfaction of the conditions precedent under Section 2 of this Termination Agreement. This Termination Agreement contains the parties’ entire agreement regarding the subject matter covered by this Termination Agreement, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties as to the subject matter covered by this Termination Agreement that are not contained in this Termination Agreement.
[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed pursuant to authority duly given as of the day and year first above written.

LANDLORD:

DURHAM HOPSON, LLC
a Delaware limited liability company

By:	/s/ Adam B. Sichol
Name:	ADAM SICHOL
Title:	Authorized Signatory

TENANT:

NOVAN, INC.
a Delaware corporation

By:	/s/ Paula Brown Stafford
Name:	Paula Brown Stafford
Title:	President and CEO
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